Exhibit 10.49

FORM OF TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Services Agreement”) is made as of                  2009, by and among (i) Walter Industries, Inc., a Delaware corporation (“Walter”), on behalf of itself and each of the other Walter Entities (defined below), and (ii) Walter Investment Management LLC, a Delaware limited liability company (“Spinco”), on behalf of itself, its successors and each of the other Spinco Entities (defined below).

WHEREAS, Walter, JWH Holding Company, LLC, a Delaware limited liability company (“JWHHC”), Spinco and Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (“Hanover”), are party to that certain Second Amended and Restated Agreement and Plan of Merger (as further amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which in connection to other related transactions, (i) certain assets and businesses of JWHHC will be acquired by Walter and transferred to Spinco, (ii) prior to the Effective Time on the Closing Date, Walter shall distribute all of the outstanding limited liability company interests in Spinco to Walter’s stockholders (such time of the distribution, the “Distribution Date”) and (iii) at the Effective Time, Spinco shall merge into Hanover, with Hanover being the Surviving Corporation following the Merger.  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement;

WHEREAS, the Spinco Entities currently receive certain services from and provide certain services to the Walter Entities;

WHEREAS, each of the Walter Entities and the Spinco Entities desires that these services continue to be provided after the Distribution Date, upon the terms and conditions set forth in this Services Agreement.

In consideration of the mutual covenants and agreements contained in this Services Agreement, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.1                                 Unless the context otherwise requires, the following terms (and their singular or plural) used in this Services Agreement shall have the meanings set forth below:

(a)         “Affiliate” shall have the meaning ascribed to such term in the Merger Agreement after giving effect to the Distribution.

(b)        “Business Day” shall mean any day other than Saturday, Sunday or any other day on which commercial banks are authorized to close or are closed in the states of Florida and Maryland.

(c)          “Disclosing Party” shall have the meaning set forth in Section 1.1(g) of this Services Agreement.

(d)         “Distribution Date” shall have the meaning set forth in the recitals to this Services Agreement,

(e)          “Force Majeure” shall have the meaning set forth in Section 7.1 of this Services Agreement.

(f)           “Hanover” shall have the meaning set forth in the recitals to this Services Agreement.

(g)        “Information” means any information obtained by a party to this Services Agreement, its Affiliates and its and their respective officers, directors, employees, agents, contractors and representatives (the “Receiving Party”) from any other party to this Services Agreement, its Affiliates and its and their respective officers, directors, employees, agents, contractors and representatives (the “Disclosing Party”) concerning the past, present or future business activities of these entities or persons, including any information relating to customers and related personal data, pricing, methods, processes, financial data, lists, technical data, apparatus, statistics, programs, specifications, documentation, research, development or related information.

(h)         “JWHHC” shall have the meaning set forth in the recitals to this Services Agreement.

(i)             “Merger Agreement” shall have the meaning set forth in the recitals to this Services Agreement

(j)             “Person” means an individual, partnership, corporation, trust, unincorporated association, or other entity or association.

(k)          “Provider” shall mean the particular Walter Entity or Spinco Entity, in any given location, that is providing services or leasing or subleasing property (as lessor) pursuant to this Services Agreement.

(l)            “Receiving Party” shall have the meaning set forth in Section 1.1(g) of this Services Agreement.

(m)      “Recipient” shall mean the particular Walter Entity or Spinco Entity, in any given location, that is receiving services or leasing or subleasing property (as tenant) pursuant to this Services Agreement.

(n)         “Spinco” shall have the meaning set forth in the preamble to this Services Agreement.

(o)         “Spinco Entities” means, collectively, Spinco and any of its subsidiaries that are listed as Recipients on Schedule A or as Providers on Schedule B.

(p)         “Spinco Provided Services” shall have the meaning set forth in Section 2.2 of this Services Agreement.

(q)         “Term” shall have the meaning set forth in Section 5.1 of this Services Agreement.

(r)            “Walter” shall have the meaning set forth in the preamble to this Services Agreement.

(s)          “Walter Entities” means, collectively, Walter and any of its subsidiaries that are listed as Providers on Schedule A or as Recipients on Schedule B.

(t)            “Walter Provided Services” shall have the meaning set forth in Section 2.1 of this Services Agreement.

Other terms are used as defined elsewhere herein.

ARTICLE 2.

SERVICES

2.1                                 Walter Provided Services. Pursuant to the terms of this Services Agreement, the Walter Entities agree to provide, or cause to be provided, to the respective Spinco Entities the services described in Schedule A to this Services Agreement (the “Walter Provided Services”).

2.2                                 Spinco Provided Services. Pursuant to the terms of this Services Agreement, the Spinco Entities agree to provide, or cause to be provided, the services described in Schedule B to this Services Agreement (the “Spinco Provided Services”).

2.3                                 Other Services. If, after the execution of this Services Agreement, the parties determine that a service provided by the Walter Entities to the Spinco Entities or by the Spinco Entities to the Walter Entities prior to the date hereof was omitted from the Schedules to this Services Agreement, then the parties shall negotiate in good faith to agree to the terms and conditions upon which such services would be added to this Services Agreement, it being agreed that the charges for such services should be determined on a basis consistent with the methodology for determining the initial prices provided for in Section 3.3.

ARTICLE 3.

COMPENSATION

3.1                                 Compensation for Walter Provided Services. Subject to Section 3.4, the compensation for the Walter Provided Services for the duration of the Term shall be as described for each individual service provided as set forth on Schedule A, plus applicable sales or value-added taxes, if any.

3.2                                 Compensation for Spinco Provided Services. Subject to Section 3.4, the compensation for the Spinco Provided Services for the duration of the Term shall be as described for each individual service as set forth on Schedule B, plus applicable sales or value-added taxes, if any.

3.3                                 Methodology for Determining Prices. The parties agree that the prices charged by a Provider for any service provided hereunder shall be sufficient to cover such Provider’s reasonable estimate of its actual costs and, if applicable, consistent with the prices such Provider would charge to an affiliate, in each case without taking into account any profit margin or projected savings from increased efficiency.

3.4                                 Price Adjustments. It is the intent of the parties that the prices set forth on the Schedules hereto are consistent with the methodology for determining prices as described in Section 3.3. If the parties determine in good faith that the initial prices set forth on the Schedules hereto are not consistent with such methodology, then the parties shall negotiate in good faith to adjust such prices in a manner that is consistent with such methodology.

3.5                                 Allocation of Certain Expenses.

(a)                                  (i)  In respect of software applications which are resident in the Spinco Entities while they are affiliates of the Walter Entities, Spinco shall bear the costs and expenses of obtaining any and all licenses for such software applications for Spinco.

(ii)  Walter and Spinco shall cooperate in good faith to minimize the costs and expenses to be incurred pursuant to this Section 3.5(a).

(b)                            Walter and Spinco shall each bear the costs and expenses of obtaining any and all consents from third parties which may be necessary in connection with the other party’s provision of services to the Recipient hereunder.

3.6                                 Terms of Payment; Dispute Resolution.

(a)                             Except as otherwise expressly provided herein, Providers shall invoice Recipients monthly (or, if mutually agreeable to Provider and Recipient, quarterly or semi-annually) in arrears for the services provided by them under this Services Agreement. Payment in U.S. dollars shall be made by Recipients within 30 days after receipt of any invoice. No Recipient shall withhold any payments to its Provider under this Services Agreement, and no Provider shall withhold the provision of any services to its Recipient, notwithstanding any dispute that may be pending between them, whether under this Services Agreement or otherwise (any required adjustment being made on subsequent invoices), unless such withholding is provided for in an arbitration award in accordance with Section 9.7 of this Services Agreement.

(b)                                 If there is a dispute between any Recipient and any Provider regarding the amounts shown as billed to such Recipient on any invoice, such Provider shall furnish to such Recipient reasonable documentation to substantiate the amounts billed including, but not limited to listings of the dates, times and amounts of the services in question where applicable and practicable. Upon delivery of such documentation, such Recipient and such Provider shall cooperate and use their best efforts to resolve such dispute among themselves. If such disputing parties are unable to resolve their dispute within thirty (30) calendar days of the initiation of such procedure, and such Recipient believes in good faith and with a reasonable basis that the amounts shown as billed to such Recipient are inaccurate or are otherwise not in accordance with the terms of this Services Agreement, then such Recipient shall have the right, at its own expense (subject to any award or allocation of expenses included in any judgment rendered by the arbitrator as set forth in Section 9.7 hereof), to commence arbitration in accordance with Section 9.1 of this Services Agreement.

ARTICLE 4.

OCCUPANCY RIGHTS

4.1                                 Any employee of a Walter Entity or Spinco Entity who is located at a facility of the other party may remain at such location for a period not to exceed 180 days after the date of the spin-off; provided, however, that such employee shall be required to adhere to all applicable security restrictions and guidelines at such facility. Thereafter, the owner of such facility may require such employee(s) to vacate the premises unless, prior to such time, the parties have executed a formal lease or other occupancy arrangement upon commercially reasonable terms that are mutually acceptable to the parties.

ARTICLE 5.

TERM

5.1                                 Term. Except as expressly provided otherwise in this Services Agreement, or with respect to specific services as indicated on the Schedules hereto, the term of this Services Agreement shall commence on the Distribution Date and shall expire automatically at the time the term of every service described on the Schedules hereto terminates (the “Term”). The obligation of any Recipient to make a payment for services previously rendered shall not be affected by the expiration of the term and shall continue until full payment is made.

5.2                                 Termination of Individual Services. Each of the individual services described on the Schedules hereto has a separate term which, in respect of some services, includes a right of extension. Unless earlier terminated pursuant to the following sentence, the obligation of a Provider to provide a service will terminate upon the expiration of the term of such service. Effective between the respective Provider and Recipient, a Recipient may terminate at any time during the Term any individual service provided under this Services Agreement on a service-by-service basis (and/or location-by-location basis where an individual service is provided to multiple locations of a Recipient) upon written notice to the Provider identifying the particular service (or location) to be terminated and the effective date of termination, which date shall not be less than 30 days after receipt of such notice unless the Provider otherwise agrees. Effective upon the termination of any service, an appropriate reduction will be made in the fees charged to such Recipient.

ARTICLE 6.

CERTAIN COVENANTS

6.1                                 Points of Contact. Each Provider and Recipient shall name a point of contact which shall be added to the Schedules hereto. Such points of contact shall be responsible for the implementation of this Services Agreement between the respective Provider and its Recipient, including resolutions of any issues that may arise during the performance hereunder on a day-to-day basis.

6.2                                 Cooperation; Reasonable Care.

(a)                             The parties will cooperate (using reasonable commercial efforts) to effect a smooth and orderly transition of the services provided hereunder from the Providers to the respective Recipients including, without limitation, the separation of the Spinco Entities from the Walter Entities; provided, however, that this Section 6.2 shall not require any party hereto to incur any out-of-pocket expenses unless and except as expressly provided otherwise herein.

(b)                            Each Provider shall perform the services that it is required to provide to its respective Recipient(s) under this Services Agreement with reasonable skill and care and shall use at least that degree of skill and care that it would exercise in similar circumstances in carrying out its own business. Each Provider shall take necessary measures to protect the respective Recipient’s data that is processed by such Provider from destruction, deletion or unauthorized change and allow its recovery in events of Force Majeure; provided, however, that a Provider shall be deemed to have satisfied this obligation if the measures taken to protect and recover a Recipient’s data are equivalent to what it uses in carrying out its own business.

6.3                                 Migration Projects. Each Provider will provide the respective Recipient with reasonable support necessary to transition the services, which may include consulting and training and providing reasonable access to data and other information and to Provider’s employees; provided, however, that such activities shall not unduly burden or interfere with Provider’s business and operations. Where required for transitioning the services, the Recipient’s employees will be granted reasonable access to the respective Provider’s facilities during normal business hours.

6.4                                 Further Assurances. From time to time after the date hereof, without further consideration, each party shall execute and deliver such formal lease or license agreements as another party may reasonably request to evidence any lease or license provided for herein or contemplated hereby.

6.5                                 Certain Disbursements/Receipts. The parties hereto contemplate that, from time to time, including following the Merger, Walter Entities and/or Spinco Entities (any such party, the “Paying Party”), as a convenience to another Spinco Entity or Walter Entity, as the case may be (the “Responsible Party”), in connection with the transactions contemplated by this Services Agreement, may make certain payments that are properly the responsibility of the Responsible Party (any such payment made, a “Disbursement”). Similarly, from time to time, Walter Entities and/or Spinco Entities (any such party, the “Payee”) may receive from third parties certain payments to which another Spinco Entity or Walter Entity, as the case may be, is entitled (any such party, the “Other Party”, and any such payment received, a “Receipt”).

(a)                             Disbursements.

(i)                                For Disbursements made by check, the Responsible Party will reimburse the Paying Party within three (3) Business Days after written notice of such Disbursement has been given to the Responsible Party.

(ii)                             In case of a Disbursement by electronic funds, if written notice has been given by 2:00 p.m. on the Business Day prior to the payment of such Disbursement, the Responsible Party shall reimburse the Paying Party for the amount of such payment on the date the Disbursement is made by the Paying Party. If notice as provided above has not been given prior to the payment of such Disbursement, the Responsible Party shall reimburse the Paying Party for the amount of such payment within one Business Day after receipt by the Responsible Party of such notice from the Paying Party.

(iii)                          A Paying Party shall provide such supporting documentation regarding Disbursements for which it is seeking reimbursement as the Responsible Party may reasonably request.

(b)                            Receipts. A Payee shall remit Receipts to the Other Party within one Business Day of receipt thereof.

(c)                             Certain Exceptions. Notwithstanding anything to the contrary set forth above, if with respect to any particular transaction(s), it is impossible or impracticable under the circumstances to comply with the procedures set forth in Sections 6.5(a) or 6.5(b) hereof (including the time periods specified therein), the parties will cooperate to find a mutually agreeable alternative that will achieve substantially similar economic results from the point of view of the Paying Party or the Other Party, as the case may be (i.e., an alternative pursuant to which the Paying Party will not incur any material interest expense or the Other Party will not be deprived of any material interest income); provided, however, that if a Payee cannot comply with the procedures set forth in Section 6.5(b) hereof because it does not become aware of a Receipt on behalf of the Other Party, then the Payee shall remit such Receipt (without interest thereon) to the Other Party within one Business Day after the Payee becomes aware of such Receipt.

(d)                            Funding of Payroll. Notwithstanding anything which may be to the contrary set forth in Sections 6.5(a) or 6.5(c) hereof, payroll disbursed by or at the direction of a Walter Entity as part of the Walter Provided Services shall be funded in immediately available funds to an account as directed by such Walter Entity on the day the direct deposits are issued to Spinco employees; provided, that such Walter Entity notifies the respective Spinco Entity by 3:00 p.m. on the Business Day prior to the date of disbursement of the funding requirement amount (which amount shall be grossed up to include any social security and medicare taxes and any other related disbursements made in connection with the payroll payment to the respective employee).

(e)                             Interest Rate. Any payments required by sections 6.5(a) or 6.5(b) that are not paid by the Responsible Party or the Payee, as the case may be, within the applicable periods of time set forth in such sections, and that are not otherwise subject to the exceptions set forth in Section 6.5(c), shall accrue interest thereon calculated daily at the “Prime Rate” as published by the Wall Street Journal.

ARTICLE 7.

FORCE MAJEURE

7.1                                 Force Majeure. No Provider shall bear any responsibility or liability for any losses, damages, liabilities, claims, costs or expenses, including attorneys’, accountants’ or experts’ fees (“Damages”) arising out of any delay, inability to perform or interruption of its performance of obligations under this Services Agreement due to any acts or omissions of Recipient or for events beyond its reasonable control (hereinafter referred to as “Force Majeure”) including, without limitation, acts of God, act of governmental authority, act of the public enemy or due to war, riot, flood, civil commotion, insurrection, labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs or any other cause beyond the reasonable control of the Provider whose performance is affected by the Force Majeure event.

ARTICLE 8.

INDEMNITY

8.1                                 Indemnity.

(a)                                  The Walter Entities and Spinco Entities, in both instances jointly and severally among such Entities, will each indemnify and hold harmless the other, their agents, employees and invitees, against all liabilities, claims, losses, damages, death or personal injury of whatever nature or kind, arising out of their respective performance of this Services Agreement or the entry of their respective agents, employees or invitees in the premises of the other, to the extent occasioned by their own willful misconduct or negligent actions or omissions or the willful misconduct or negligent actions or omissions of their respective agents, employees or invitees.

(b)                                 Notwithstanding the foregoing, no party shall be entitled to any damages with respect to lost profits or other consequential damages or punitive damages with respect to the performance by any other party under this Services Agreement.

ARTICLE 9.

MISCELLANEOUS

9.1                                 Resolution of Disputes; Continuation of Services Pending Outcome of Dispute. In the event of any dispute between the parties or between Providers and Recipients, the parties agree to be bound by the arbitration procedures set forth in Section 9.7 of this Services Agreement. Notwithstanding the existence of any dispute between the parties, no Provider shall discontinue any service provided for herein, unless so provided in an arbitral determination that the respective Recipient is in default of an obligation under this Services Agreement.

9.2                                 Confidentiality.

(a)                                  Disclosure.

(i)                                     The Receiving Party shall hold all the Disclosing Party’s Information in confidence for the Disclosing Party and, except as set forth in this Services Agreement (including in the Schedules hereto) or as otherwise may be documented by the Disclosing Party in writing, the Receiving Party shall not disclose to any person, firm or enterprise, or use for its own benefit, any such Information. The Receiving Party may disclose Information of the Disclosing Party to its Affiliates and its and their officers, directors, employees, agents, contractors and representatives on a need-to-know basis and solely as required in order for the parties and their Affiliates to perform their respective obligations under this Services Agreement.  Without limiting the foregoing, Walter, Spinco and their respective Affiliates shall (A) advise each of their respective officers, directors, employees, agents, contractors and representatives having access to or using such Information of the confidentiality requirements in this Services Agreement, (B) cause each such officer, director, employee, agent, contractor and representative to comply with the confidentiality requirements set forth in this Services Agreement (including, without limitation, taking all reasonable measures, at its sole expense, to restrain such officer, director, employee, agents, contractor and representative from any prohibited or authorized disclosure or use of the Information) and (C) be responsible for any breach of such confidentiality requirements set forth in this Agreement by any of their respective Affiliates, officers, directors, employees, agents, contractors and representatives.

(ii)                                  The obligation of confidentiality contained in this Services Agreement shall not apply to the extent that: (A) the Receiving Party is required to disclose information by Law to which the Receiving Party is subject, provided, that the Receiving Party shall not make any such disclosure without first notifying the Disclosing Party and allowing the Disclosing Party a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure; or (B) (I) the disclosed information was or becomes publicly available other than as a result of the action of the Receiving Party in violation hereof, or (II) the disclosed information was received by the Receiving Party after the date hereof on an unrestricted basis from a source unrelated to the Disclosing Party and not known by the Receiving Party to be under a duty of confidentiality to the Disclosing Party.

(b)                                 Document Retention.  Promptly after the termination or expiration of this Services Agreement, each Receiving Party shall furnish, upon reasonable request and at the expense of the Disclosing Party, to the Disclosing Party all copies (in whatever form or medium) of all such Information in the possession of Receiving Party.  Notwithstanding the termination or expiration of this Services Agreement or any of the services provided hereunder, each Receiving Party shall maintain indefinitely the confidentiality of any such retained record to the same extent required under this Services Agreement.

9.3                                 Notices. All notices, consents, waiver, claims and other communications hereunder (each a “Notice”) shall be in writing and shall be (a) personally delivered, (b) deposited, prepaid in a nationally established overnight delivery firm such as Federal Express, (c) mailed by certified mail, return receipt requested, or (d) transmitted by facsimile as follows:

As to Walter or any other Walter Entity:
Walter Industries, Inc.
4211 W. Boy Scout Blvd., 10th Floor
Tampa, FL 33607
Attention: General Counsel
Fax No.: (813) 871-4420

As to Spinco or any other Spinco Entity:
Walter Investment Management LLC
4211 W. Boy Scout Blvd., 4th Floor
Tampa, FL 33607
Attention: General Counsel
Fax No.: (813) 871-[ ]

or to any other address which such party may have subsequently communicated to the other party by a Notice given in accordance with the provisions of this Section. Each Notice shall be deemed given and effective upon receipt (or refusal of receipt).

9.4                                 Entire Agreement. This Services Agreement and the Schedules attached hereto contain every obligation and understanding between the parties relating to the subject matter hereof and merge all prior discussion, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants or other understandings, other than as expressly provided herein or therein.

9.5                                 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Services Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereto may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a Person who has been authorized by such party to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provisions at any other time or a waiver of such party’s rights under any other provision of this Services Agreement. No failure by any party hereto to take any action against any breach of this Services Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Services Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

9.6                                 Severability. In the event that any one or more of the provisions contained in this Services Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Services Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

9.7                                 Governing Law; Jurisdiction. This Services Agreement shall be interpreted and construed in accordance with the laws of New York applicable to contracts made and to be performed therein.  Neither party shall commence any proceeding against the other party under this Services Agreement unless and until the parties shall have attempted in good faith to settle the underlying dispute through negotiation or mediation for a period of not less than 30 days. If the parties have not resolved the dispute within 30 days, then either party may initiate arbitration by notifying the other party in writing that arbitration is demanded. The arbitration shall be conducted in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration (the “Rules”) by one arbitrator. Unless the parties agree on an individual arbitrator by name, each party shall appoint one arbitrator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other party within 10 days after delivery of the written notice demanding arbitration. The two party appointed arbitrators shall then jointly appoint a third arbitrator, obtain the appointee’s acceptance of such appointment and notify the parties in writing of such appointment and acceptance within 10 days after their appointment and acceptance. The arbitrator appointed by the two party-appointed arbitrators shall serve as the sole arbitrator. If the party appointed arbitrators fail to appoint an arbitrator within the time limits specified herein, the CPR Institute for Dispute Resolution shall appoint the arbitrator in accordance with Article 6 of the Rules. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless otherwise agreed, the place of the arbitration shall be Tampa, Florida.

9.8                                 Counterpart Execution. This Services Agreement may be executed in counterparts with the same effect as if all of the parties had signed the same document. Such counterparts shall be construed together and shall constitute one and the same instrument, notwithstanding that all of the parties are not signatories to the original or the same instrument, or that signature pages from different counterparts are combined. The signature of any party to one counterpart shall be deemed to be a signature to and may be appended to any other counterpart.

9.9                                 Assignment. This Services Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by either party to any Person without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) either party may assign any of its rights and obligations under this Services Agreement, in whole or in part, to one or more wholly owned subsidiaries of such party; (ii) any party so assigning this Services Agreement shall remain fully liable to the other party for the performance by any assignee of any obligation of such party so assigned, and (iii) each party hereto acknowledges and consents to the assignment, by operation of law or otherwise, of this Services Agreement to the successor in interest of Spinco pursuant to the Merger, and this Services Agreement shall remain binding and in full force and effect following the Merger.  Any purported assignment in violation of this Section 9.8 shall be void.

9.10                           No Third Party Beneficiary. Nothing expressed or implied in this Services Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto, their respective successors and permitted assigns and the indemnities, any rights or remedies under or by reason of this Services Agreement.

9.11                           Headings and Interpretation. Titles and headings to articles and sections herein and titles to the Schedules are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Services Agreement. The Schedules referred to herein shall be construed with and as an integral part of this Services Agreement to the same extent as if they were set forth verbatim herein.

9.12                           Survival. Notwithstanding anything to the contrary herein, the rights and obligations of the parties under this Services Agreement which by their nature would continue beyond the termination of this Services Agreement, including but not limited to those set forth in Sections 3.6, 6.5, 8.1, 9.1, 9.2 and 9.7, shall survive termination of this Services Agreement.

[Signature pages to follow]

IN WITNESS WHEREOF, the duly authorized officers or representatives of the parties hereto have duly executed this Services Agreement as of the date first written above.

Spinco Entities:		Walter Entities:

Walter Investment Management LLC		Walter Industries, Inc.

Name:	Mark J. O’Brien	Name:	Victor P. Patrick
Title:	President and Chief Executive Officer	Title:	Vice Chairman, Chief Financial Officer and General
Counsel